                                                                    EXHIBIT 7(g)

                            STOCK PURCHASE AGREEMENT
                            ------------------------

          STOCK PURCHASE AGREEMENT, dated as of April 2, 1999, among Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership ("MBO-IV"), Instrument Partners, a New York limited partnership ("IP" and collectively with MBO-IV, "FLC"), and Liberty Media Corporation, a Delaware corporation ("Liberty").

                                    RECITALS

          WHEREAS, MBO-IV is the owner of 10,161,657 shares of the common stock, par value $0.01 per share (the "Company Common Stock"), of General Instrument Corporation, a Delaware corporation (the "Company"), and IP is the owner of 11,547,008 shares of Company Common Stock;

          WHEREAS, MBO-IV and IP desire to sell, and Liberty desires to purchase, an aggregate of ten million (10,000,000) shares of Company Common Stock (comprised of 5,319,078 shares from IP and 4,680,922 shares from MBO-IV) at a price per share of $28.00, all subject to the terms and conditions set forth herein; and

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, MBO-IV and IP are entering into an agreement with the Company (the "Company Purchase Agreement") to sell to the Company an aggregate of five million three hundred thousand (5,300,000) shares of Company Common Stock.

                                    AGREEMENT

          NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, and upon the terms and subject to the conditions hereof, the parties hereto, intending to be legally bound, agree as follows:

1.   PURCHASE AND SALE

     (a) Purchase Price, Payment.

          (i) Subject to the terms and conditions contained herein, FLC hereby agrees to sell, transfer and assign to Liberty and Liberty hereby agrees to purchase, acquire and accept from FLC, ten million (10,000,000) shares of Company Common Stock (the "Purchased Shares"). The aggregate purchase price for the Purchased Shares will be $280,000,000 (the "Purchase Price"). The number of Purchased Shares shall be appropriately adjusted to reflect the effects of any stock split, reverse split, stock dividend or other reclassification or reorganization affecting the capital stock of the Company, the record date for which occurs on or after the date hereof and prior to the Closing (as defined below).

          (ii) The closing of the purchase and sale of the Purchased Shares (the "Closing") shall be held at the offices of Fried, Frank, Harris Shriver & Jacobson, One New York Plaza, New York, New York, or at such other place as FLC and Liberty may mutually agree, at 9:00 a.m. (New York City time), on April 5, 1999 or as soon thereafter as practicable after all conditions to Closing have been satisfied or waived. (The date on which the Closing occurs is referred to as the "Closing Date".)

          (iii) On the Closing Date, each of MBO-IV and IP shall deliver to Liberty such instruments of transfer, in form and substance reasonably satisfactory to Liberty, as shall be sufficient to transfer the Purchased Shares to Liberty, and in exchange therefor (and upon receipt of confirmation from the Transfer Agent (as defined below) of its receipt of the instruments of transfer to be delivered to it) Liberty shall pay to MBO-IV and IP by wire transfer of immediately available funds to the respective accounts previously designated by MBO-IV and IP the aggregate Purchase Price.

     (b) Representations of FLC. Each of MBO-IV and IP represents and warrants to Liberty that:

          (i) It is a duly organized limited partnership, validly existing and in good standing under the laws of the State of New York.

          (ii) It has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action, and no other proceedings on its part are necessary to authorize the execution and delivery of this Agreement by it or to consummate the transactions contemplated hereby.

          (iii) It is the owner of 10,161,657 shares of Company Common Stock (in the case of MBO-IV) and 11,547,008 shares of Company Common Stock (in the case of IP).

          (iv) Except for Liberty's rights under the Letter Agreement (as defined below), MBO-IV and IP own the Purchased Shares free and clear of all security interests, claims, liens and encumbrances of any nature, including, but not limited to, any rights of third parties in or to the Purchased Shares.

          (v) This Agreement has been duly and validly executed and delivered by it and, assuming the due execution and delivery hereof by Liberty, this Agreement is its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

          (vi) Immediately after the sale, transfer and assignment thereof at the Closing, Liberty will have good title to the Purchased Shares free and clear of all security interests, claims, liens and encumbrances of any nature (other than any arising pursuant to this Agreement or under state or federal securities laws or created by Liberty).

          (vii) Each of the Registration Rights Agreement, dated as of April 6, 1992, among MBO-IV, IP, General Instrument Corporation, a Delaware corporation (the former parent company of the Company), and GI Corporation, a Delaware corporation, and the letter agreement dated July 25, 1997 between the Company, MBO-IV and IP (the "Registration Rights Agreement"), has been duly executed and delivered by MBO-IV and IP, and is a valid and binding obligation of each such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

          (viii) The assignment by MBO-IV and IP of certain of their rights, benefits and obligations under the Registration Rights Agreement pursuant to
Section 2 hereof will vest in Liberty such rights, benefits and obligations under the Registration Rights Agreement as are specified herein.

          (ix) Other than pursuant to this Agreement, the Letter Agreement, the Company Purchase Agreement and the Rule 144 Sale Arrangements (as defined below), (A) it has no legal obligation, absolute or contingent to sell shares of Company Common Stock to any person, and (B) no third party holds any option, warrant or other right to acquire shares of Company Common Stock from it.

          (x) There is no action, suit, investigation or proceeding, governmental or otherwise, pending or, to the best of its knowledge threatened, against it specifically relating to the transactions contemplated by this Agreement, nor is there any basis therefor known to it.

          (xi) Assuming that the Purchased Shares are sold to Liberty in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and from qualification or registration under applicable state securities laws, (i) no consent, approval or authorization of, nor any registration, qualification or filing with, any governmental agency or authority or any other person is required on its part in order for it to execute and deliver this Agreement and to consummate the transactions contemplated hereby and (ii) the execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby will not conflict with or result in a material breach or violation of, or accelerate the maturity or the date upon which performance must be commenced or completed under, any material agreement to which it is a party.

          (xii)It (A) has duly executed and delivered the Company Purchase Agreement pursuant to which the Company has agreed, on the terms and subject to the conditions therein, to purchase five million three hundred thousand (5,300,000) shares of Company Common Stock from FLC at a purchase price of $28.00 per share; and (B) has delivered a true and correct copy of such agreement to Liberty.

     (c) Representations of Liberty. Liberty represents and warrants to each of MBO-IV and IP that:

          (i) Liberty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (ii) Liberty has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement by Liberty, and the consummation by Liberty of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Liberty, and no other corporate proceedings on the party of Liberty are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

          (iii) This Agreement has been duly and validly executed and delivered by Liberty, and, assuming the due execution and delivery thereof by each of MBO-IV and IP, is a valid and binding obligation of Liberty enforceable against Liberty in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

          (iv) There is no action, suit, investigation or proceeding, governmental or otherwise, pending or, to the best of Liberty's knowledge threatened, against Liberty specifically relating to the transactions contemplated by this Agreement, nor is there any basis therefor known to Liberty.

          (v) Assuming that the Purchased Shares are acquired by Liberty in a transaction exempt from registration under the Securities Act and from qualification or registration under applicable state securities laws, (A) no consent, approval or authorization of, nor any registration, qualification or filing with, any governmental agency or authority or any other person is required on the part of Liberty in order for Liberty to execute and deliver this Agreement and for Liberty to purchase the Purchased Shares at the Closing; and
(B) the execution and delivery of this Agreement by Liberty and the purchase by it of the Purchased Shares at the Closing will not conflict with or result in a material breach or violation of, or accelerate the maturity or the date upon which performance must be commenced or completed under, any material agreement to which Liberty is a party.

          (vi) Except as expressly set forth in this Agreement, Liberty is not relying on any representations or warranties (whether written or oral) of FLC. Liberty has consulted with its own advisors to the extent it deemed necessary and has made its own investment decision based on its own judgment and upon any advice from any such advisors.

     (d) Investment Representations of Liberty. Liberty represents and warrants to each of MBO-IV and IP that:

          (i) Liberty understands that the Purchased Shares it is acquiring pursuant to this Agreement are being offered and sold pursuant to an exemption from registration and qualification based in part upon the representations of Liberty contained herein and that any subsequent transfer or assignment of the Purchased Shares must be made pursuant to a transaction which is exempt from registration under the Securities Act or pursuant to an effective registration statement. Liberty is an institutional accredited investor within the meaning of Section (a)(1), (2), (3), (7) or (8) of Rule 501 of the Securities Act.

          (ii) Liberty has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement; Liberty is able to bear the economic risk of its investment in the Company.

          (iii) Liberty is acquiring the Purchased Shares solely for its own account for investment and not with a view toward resale, transfer, or distribution thereof, nor with any present intention of distributing the Purchased Shares. No other person has any right with respect to or interest in the Purchased Shares to be acquired by Liberty, nor has Liberty agreed to give any person any such interest or right in the future.

2.   ASSIGNMENT

     Pursuant to and in accordance with the terms and conditions of the Registration Rights Agreement, and effective upon the consummation of the transactions contemplated hereby, (a) each of MBO-IV and IP hereby assigns to Liberty its rights, benefits and obligations with respect to the Purchased Shares under the Registration Rights Agreement, and (b) Liberty hereby (i) accepts and assumes such rights, benefits and obligations, and (ii) agrees to be bound by the terms of the Registration Rights Agreement; provided, however, that notwithstanding the foregoing, the parties acknowledge and agree that (x) upon the withdrawal of the registration statement dated August 26, 1998, FLC shall be entitled to utilize one of the registrations to which Liberty is entitled pursuant to Section 2.1 of the Registration Rights Agreement until such time as all Registrable Securities (as defined in the Registration Rights Agreement) owned by FLC have been sold and (y) so long as it continues to own Registrable Securities, FLC shall continue to be entitled to exercise its incidental registration rights pursuant to Section 2.2 of the Registration Rights Agreement.

3.   DELIVERIES OF FLC AT CLOSING

     At the Closing, FLC will deliver to Liberty: (i) a letter to ChaseMellon Shareholder Services, L.L.C., as transfer agent for the Company Common Stock (the "Transfer Agent"), instructing the Transfer Agent to transfer (by book entry transfer) the Purchased Shares to an account designated by Liberty with the Transfer Agent; and (ii) an irrevocable proxy (in the form of Exhibits A-1 and A-2 hereto, as applicable) executed by each of MBO-IV and IP, as the record owner of the Purchased Shares, granting to Liberty the right to vote all of the Purchased Shares at the Company's 1999 annual meeting of stockholders (the record date for which was March 31, 1999).

4.   DELIVERIES OF LIBERTY AT CLOSING

     At the Closing, Liberty will deliver to FLC the Purchase Price by wire transfer of immediately available funds to the respective accounts previously designated by FLC.

5.   CONDITIONS TO CLOSING

     (a) Conditions Precedent to the Obligations of FLC and Liberty. The obligations of each of MBO-IV and IP, on the one hand, and Liberty, on the other, to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (i) Absence of Injunctions. No permanent or preliminary injunction or restraining order or other order by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby as provided herein shall be in effect.

          (ii) No Proceedings or Adverse Enactments. There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree enacted, promulgated, entered, issued or enforced by any foreign or United States federal, state or local governmental entity, and there shall be no action, suit or proceeding pending or threatened which (i) makes the transactions contemplated by this Agreement illegal or imposes, or is reasonably likely to result in the imposition of, material damages or penalties in connection therewith, or (ii) would, as of or after the Closing, impose material limitations on the ability of Liberty effectively to exercise full rights of ownership of the Purchased Shares (including the right to vote the Purchased Shares on all matters properly presented to the stockholders of the Company).

          (iii) Company Purchase Agreement. (a) All conditions to the consummation of the transactions contemplated by the Company Purchase Agreement shall have been satisfied or waived and the parties thereto shall be fully prepared to consummate the transactions contemplated thereby; and (b) the transactions contemplated by the Company Purchase Agreement are in the process of being consummated contemporaneously with the consummation of the transactions contemplated by this Agreement.

          (iv) Rule 144 Sale. MBO-IV and IP shall have entered into an arrangement (the "Rule 144 Sale Arrangements") with Goldman Sachs & Co. to sell an aggregate of at least 4,000,000 shares of Company Common Stock (other than the Purchased Shares and the shares of Company Common Stock subject to the Company Purchase Agreement) under Rule 144 of the Securities Act, and Liberty shall have received evidence of such arrangement reasonably satisfactory to it.

     (b) Conditions Precedent to the Obligations of Liberty. The obligation of Liberty to consummate the transactions contemplated by this Agreement is also subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by Liberty, to the extent permitted by applicable law:

          (i) Accuracy of Representations and Warranties. All representations and warranties of MBO-IV and IP contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes expressly permitted or contemplated by this Agreement.

          (ii) Performance of Agreements. Each of MBO-IV and IP shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (iii) No Material Adverse Change. Since the date hereof nothing shall have occurred which, individually or in the aggregate, has had or, in the reasonable judgment of Liberty, is reasonably likely to have, a material adverse effect on the Company and its subsidiaries or their businesses, taken as a whole.

          (iv) Officer's Certificates. Liberty shall have received a certificate, dated the Closing Date, signed by a general partner of each of MBO-IV and IP (x) as to the satisfaction of the conditions set forth in clauses
(i) and (ii) of this Section 5(b) and clause (iii) of Section 5(a), and (y) attaching thereto a true and correct copy of the Registration Rights Agreement.

          (v) Company Deliveries. Liberty shall have received (A) a certificate from an executive officer of the Company, dated the Closing Date as to the matters referred to in subsection (b)(iii) of this Section 5, and (B) a letter of the Company, dated the Closing Date and signed by an executive officer of the Company, acknowledging, among other things, the assignment of rights to Liberty under the Registration Rights Agreement (such letter to be in form and substance reasonably acceptable to Liberty).

          (vi) Withdrawal of Registration Statement. FLC shall have delivered a letter to the Company requesting the Company to apply to the Securities and Exchange Commission for withdrawal of the Registration Statement filed on August 26, 1998.

          (vii) Other Deliveries. All other documents and instruments required under this Agreement (including those required pursuant to Section 3) to have been delivered by each of MBO-IV and IP to Liberty at or prior to the Closing or as Liberty shall have reasonably requested shall have been delivered by each of MBO-IV and IP.

     (c) Conditions Precedent to the Obligations of FLC. The obligation of FLC to consummate the transactions contemplated by this Agreement is also subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by FLC, to the extent permitted by applicable law:

          (i) Accuracy of Representations and Warranties. All representations and warranties of Liberty contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes expressly permitted or contemplated by this Agreement.

          (ii) Performance of Agreements. Liberty shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

          (iii) Officer's Certificates. FLC shall have received a certificate of Liberty dated the Closing Date, signed by an executive officer of Liberty, as to the satisfaction of the conditions set forth in clauses (i) and (ii) above.

          (iv) Other Deliveries. All other documents and instruments required under this Agreement (including those required pursuant to Section 4) to have been delivered by Liberty to FLC at or prior to the Closing, or as FLC shall have reasonably requested shall have been delivered by Liberty.

6.   TERMINATION

     (a) Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, (i) by mutual written consent of Liberty and each of MBO-IV and IP; or (ii) by either Liberty or FLC: (A) if the Closing shall not have occurred on or before 2:00 p.m. New York City time (in the case of a termination by FLC) or 5:00 p.m. New York City time (in the case of a termination by Liberty) on April 5, 1999, provided that the right to terminate this Agreement pursuant to this clause
(ii)(A) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has resulted in the failure of the Closing to occur before such date, (B) if there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within five business days after written notice thereof shall have been received by the party alleged to be in breach or (C) if any court of competent jurisdiction or other competent governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

     (b) Effect of Termination. In the event of any termination of this Agreement by Liberty or FLC pursuant to Section 6(a) hereof, this Agreement forthwith shall become void, and there shall be no liability or obligation on the part of any party hereto, except that nothing herein will relieve a party from liability for any breach of this Agreement occurring prior to such termination.

7.   COVENANTS

     (a) Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate the transactions contemplated hereby.

     (b) Covenant of FLC. During the period from the date hereof to and including the 90th day following the Closing (the "Lock-Up Period"), neither MBO-IV nor IP will, without the prior written consent of Liberty, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Company Common Stock, or any securities convertible into or exchangeable or exercisable for Company Common Stock, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Company Common Stock, whether any such swap or transaction is to be settled by delivery of Company Common Stock or other securities, in cash or otherwise; provided, however, that the provisions of this Section 7(b) shall not be applicable to the sale of shares of Company Common Stock pursuant to and in accordance with (A) the Company Purchase Agreement, (B) the Rule 144 Sale Arrangements and (C) a Block Sale Transaction (as defined below). "Block Sale Transaction" shall mean a sale of not less than 200,000 shares of Company Common Stock in one transaction or a series of transactions taking place on a single trading day (i) pursuant to a sell order placed with a single brokerage firm, (ii) to a single market-maker or
(iii) to an institutional investor, in any case at a price per share (before selling expenses) of not less than $28.

8.   RIGHT OF FIRST REFUSAL

     (a) Liberty, as assignee of TCI Ventures Group, LLC ("Ventures Group"), hereby waives its right of first refusal under that certain letter agreement, dated August 1, 1998 (the "Letter Agreement"), among MBO-IV, IP, Ventures Group and the other parties thereto, with respect to the sale of shares of Company Common Stock pursuant to and in accordance with (i) the Company Purchase Agreement, (ii) the Rule 144 Sale Arrangements, (iii) any Block Sale Transaction taking place prior to the conclusion of the Lock-Up Period and (iv) any Market Sale (as defined below) consummated after the Lock-Up Period at a price per share (before selling expenses) of $28.00 or more.

     (b) Each of MBO-IV and IP hereby acknowledges and agrees that, except as provided in subsection 8(a) above, Liberty's right of first refusal under the Letter Agreement shall continue in effect with respect to all shares of Company Common Stock owned by MBO-IV or IP following the Closing in accordance with the terms thereof (including Section 3 thereof); provided, however, that the parties agree that with respect to any open market sale of Company Common Stock proposed to be made by FLC after the Closing at a price per share (before selling expenses) of less than $28.00, the right of first refusal pursuant to the Letter Agreement (if applicable) shall be effected as follows:

          (x) Each of MBO-IV and IP shall notify Liberty of its intention to sell in a broker transaction on the New York Stock Exchange or to a market-maker (a "Market Sale"); such notice (a "Sale Notice") shall specify the number of shares of Company Common Stock proposed to be sold and shall specify the price at which MBO-IV or IP is willing to sell; such Sale Notice shall be in writing and shall be delivered to Liberty via telecopier and shall constitute an offer by FLC to sell the number of shares specified therein at the price specified therein;

          (y) If Liberty delivers written notice (by telecopier) to MBO-IV or IP (as applicable) within 24 hours of its receipt of the Sale Notice accepting the offer set forth in the Sale Notice, Liberty shall be obligated to thereafter purchase the shares of Company Common Stock specified in the Sale Notice at the price specified therein, all in accordance with the terms and procedures set forth in the Letter Agreement, except that the closing thereunder shall take place on a mutually agreed date not later than the sixth business day following Liberty's receipt of the Sale Notice; and

          (z) If Liberty does not deliver such notice within the time specified, MBO-IV and IP shall be permitted to sell up to the aggregate number of shares specified in the Sale Notice in open market transactions at a price per share of Company Common Stock not less than that specified in the Sale Notice during the period ending at the close of business on the fifth trading day following the date of delivery of the Sale Notice.

9.   MISCELLANEOUS

     (a) Further Assurances. From and after the Closing Date, each of MBO-IV, IP and Liberty shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such instruments, agreements, consents and assurances and take or cause to be taken all such actions as may reasonably be requested by the other party hereto to effect the purposes and intent of this Agreement.

     (b) Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall occur.

     (c) Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed as the address below, (ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested, with postage and fees prepaid or
(iii) one business day after deposit thereof for overnight delivery. Such notices, requests, demands, waivers or other communications shall be addressed as follows:

          (i)  if to either MBO-IV or IP to:

               c/o Forstmann Little & Co.
               767 Fifth Avenue
               New York, New York 10153
               Attention:  Winston W. Hutchins
               Telecopy No.:  (212) 759-9059


               with a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York 10005
               Attn: Aviva Diamant, Esq.
               Telecopy No.: (212) 859-4000

          (ii) if to Liberty to:

               Liberty Media Corporation
               8101 East Prentice Avenue
               Englewood, Colorado 80111
               Attn: Charles Y. Tanabe, Esq.
               Telecopy No.: (303) 721-5443


               with a copy to:

               Baker & Botts, L.L.P.
               599 Lexington Avenue
               New York, New York 10022
               Attn: Frederick H. McGrath, Esq.
               Telecopy No.: (212) 705-5125

or to such other person or address as any party shall specify by notice in writing to the other party.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

     (e) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     (f) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws.

     (g) Assignment. No party hereto (or any permitted assignee of such party's rights or obligations hereunder) may assign its right or delegate its obligations hereunder without the prior written consent of the other party hereto, except as otherwise permitted by and in accordance with the terms hereof and except that Liberty may assign its rights hereunder to an entity which is a wholly owned subsidiary of Liberty as of the Closing so long as the representations and warranties made by Liberty herein are equally true as to such subsidiary. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     (h) Certain Definitions. As used in this Agreement, the term "person" shall mean and include any individual, partnership, joint venture, corporation, trust, unincorporated organization or association or any other entity or association of any kind and any authority, federal, state, local or foreign government, any political subdivision of any thereof and any court, panel, judge, board, bureau, commission, agency or other entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

     (i) Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

     (j) Severability. In the event that any part or parts of this Agreement shall be held to be unenforceable to its or their full extent, then it is the intention of the parties hereto that such part or parts shall be enforced to the full extent permitted under the laws, and in any event, that all other parts of this Agreement shall remain valid and fully enforceable as if the unenforceable part or parts had never been a part hereof.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.


                                    FORSTMANN LITTLE & CO. SUBORDINATED
                                    DEBT AND EQUITY MANAGEMENT BUYOUT
                                    PARTNERSHIP-IV

                                    By: FLC XXIX Partnership, L.P.,
                                        General Partner


                                          By:  /s/ Steven B. Klinsky
                                              -----------------------------
                                               Name:  Steven B. Klinsky
                                               Title: General Partner

                                    INSTRUMENTS PARTNERS


                                    By:   FLC XXII Partnership, General
                                          Partner


                                          By:  /s/ Steven B. Klinsky
                                              -----------------------------
                                               Name: Steven B. Klinsky
                                               Title: General Partner



                                    LIBERTY MEDIA CORPORATION


                                          By:  /s/ Robert R. Bennett
                                              -----------------------------
                                               Name: Robert R. Bennett
                                               Title: President